EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2015

PASADENA, CA – September 8, 2015 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the fourth quarter and full year ended June 30, 2015.

Fourth Quarter 2015 Highlights
•	Total revenues were $65.3 million, compared to $90.1 million for the fourth quarter of fiscal year 2014.
•	Leasing revenues comprised 64% of total non-manufacturing revenues versus 61% for the fourth quarter of fiscal year 2014.
•	Adjusted EBITDA was $13.9 million, compared to $23.4 million in the fourth quarter of fiscal year 2014.
•	Adjusted EBITDA margin was 21%, compared to 26% in the fourth quarter of fiscal year 2014.
•
Net loss attributable to common shareholders was $3.1 million, or $0.12 per diluted share, compared to net income attributable to common shareholders of $0.8 million, or $0.03 per diluted share, for the fourth quarter of fiscal year 2014.

•	Average fleet unit utilization was 75%, compared to 80% in the fourth quarter of fiscal year 2014.
•	Completed one acquisition in the Asia-Pacific region during the quarter.

Fiscal Year 2015 Highlights
•	Total revenues were $303.8 million, an increase of 6% over fiscal year 2014.
•	Leasing revenues comprised 69% of total non-manufacturing revenues versus 56% for fiscal year 2014.
•	Adjusted EBITDA was $84.2 million, an increase of 22% over fiscal year 2014.
•	Adjusted EBITDA margin was 28%, compared to 24% for fiscal year 2014.
•	Net income attributable to common shareholders was $3.5 million, or $0.13 per diluted share, compared to $3.9 million, or $0.15 per diluted share, for the fiscal year 2014.
•	Average fleet utilization was 80%, compared to 81% in fiscal year 2014.
•	Completed eight acquisitions, six in North America and two in the Asia-Pacific region.

Management Commentary

“Following a very strong first six months of fiscal year 2015, the second half was challenging for us as the global decline in oil prices reduced demand among our energy customers in North America for our liquid containment business and in the Asia-Pacific region for our workforce accommodation business,” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. “Outside of the oil and gas sector, our North American leasing operations benefited from our end-market diversity and geographic expansion, delivering continued growth across most product lines and end markets for the fourth quarter and full year. In the Asia-Pacific region, our fourth quarter and fiscal year results were also adversely impacted by the weakening Australian dollar relative to the U.S. dollar and slower growth in the Australian economy, which was partially offset by an improving construction sector and a continued healthy economy in New Zealand. We continue to pursue our geographic expansion strategy and in fiscal year 2015 we completed eight portable storage container business acquisitions: six in North America and two in the Asia-Pacific region.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our fourth quarter and fiscal year 2015 results fell within the guidance range we provided in conjunction with the reporting of our third quarter results.  In fiscal year 2015, adjusted EBITDA increased by 22% over fiscal year 2014, and we generated free cash flow before fleet activity and acquisitions of approximately $33 million, higher than in fiscal year 2014, despite the challenging second half of the year. Given the current environment in our liquid containment business, we will continue to focus over the next several quarters on reducing our capital expenditures, maintaining stringent expense controls and actively seeking to replenish our reduced volume and pricing with additional business from existing and new customers and in new regions.  Additionally, we intend to reduce our consolidated debt levels in fiscal year 2016.”

Mr. Valenta concluded, “In the year ahead, we will continue to focus on pursuing accretive acquisitions and deploying capital and resources where we see healthy demand and opportunity in our core container business. We believe that our seasoned management team and the diversity of our business will enable us to address the headwinds we are facing.”

Fourth Quarter 2015 Operating Summary

North America
Revenues from our North American leasing operations for the fourth quarter of fiscal year 2015 totaled $34.7 million, compared with $39.3 million for the fourth quarter of fiscal year 2014, a decrease of 12%. The decline in revenues was primarily due to an approximate 19% decrease in leasing revenues, driven by a 57% drop from the oil and gas sector.  However, leasing revenues from other sectors, particularly commercial, construction, retail and industrial, increased by 21%.  Adjusted EBITDA for the fourth quarter of fiscal year 2015 was $7.0 million, compared with $12.4 million for the year-ago quarter.  The decrease was primarily impacted by softness in our liquid containment business, specifically at Lone Star Tank Rental Inc. (“Lone Star”), which operates solely in the liquid containment industry and experienced an approximate $6.5 million year-over-year decline in adjusted EBITDA. The remainder of our North American leasing operations, which is more diversified, showed an 18% increase in adjusted EBITDA.

North American manufacturing revenues for the fourth quarter of fiscal year 2015 totaled $1.5 million and intercompany revenues to our North American leasing operation were negligible.  This compares to $6.7 million of external sales and $12.2 million of intercompany revenues during the fourth quarter of fiscal year 2014. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was a loss of approximately $0.9 million for the quarter, as compared to earnings of $3.3 million in the fourth quarter of fiscal year 2014.  Our manufacturing operations were impacted by reduced demand in the liquid containment industry primarily as result of the softening oil and gas market. We have been focused on accelerating the introduction of new products and entering into new vertical markets and, to that end, we have recently begun manufacturing a chassis product line targeted to the North American container transportation market. Subsequent to fiscal year-end we have received an order for 300 units, representing over $3.0 million in future revenue.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2015 totaled $29.1 million, compared with $44.0 million for the fourth quarter of fiscal year 2014, a decrease of 34%. The decline in revenues occurred primarily in the government, oil and gas, mining and transportation sectors, partially offset by increases in the construction and consumer sectors and was accompanied by an approximate 17% unfavorable foreign exchange translation effect between periods. Adjusted EBITDA for the fourth quarter of 2015 was $9.2 million, compared with $12.8 million for the year-ago quarter, a decrease of 28%. On a local currency basis, revenues declined by 20% and adjusted EBITDA decreased by approximately 14%.

Fiscal Year 2015 Operating Summary

North America
Revenues from our North American leasing operations for fiscal year 2015 totaled $166.1 million, compared with $105.8 million in the prior year, an increase of 57%, and included revenues of $50.1 million at Lone Star in fiscal year 2015 and $14.7 million in the prior year.  Excluding the impact of Lone Star for both fiscal years, revenues increased by 27%, primarily driven by a 30% increase in leasing revenues. The increase in leasing activity was due to improved demand across all sectors except education. Adjusted EBITDA for fiscal year 2015 increased 74% to $49.6 million from $28.5 million in the prior year. The significant increase in adjusted EBITDA was primarily driven by the full year inclusion of results from Lone Star, as well as a 37% increase in the average number of units on lease and improved lease rates across most product lines. Excluding the impact of Lone Star for both fiscal years, adjusted EBITDA increased by approximately 40%.

On a stand-alone basis, North American manufacturing revenues for fiscal year 2015 totaled $34.3 million. Included in this amount were intercompany revenues of $20.3 million from portable liquid tank containers sold to our North American leasing operations and eliminated in the Company’s consolidated results. This compares to $48.2 million and $28.6 million of stand-alone and intercompany revenues, respectively, during fiscal year 2014. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA for fiscal year 2015 was $5.4 million, as compared to $7.2 million in the prior year. The reduction in revenues and adjusted EBITDA was primarily due to the slowdown in the oil and gas sector, primarily in Texas.

Asia-Pacific
Revenues from the Asia-Pacific for fiscal year 2015 totaled $123.7 million, compared with $161.7 million in the prior year, a decrease of 24%. The decline in revenues occurred primarily in the government, oil and gas, mining and transportation sectors and was accompanied by an approximate 9% unfavorable foreign exchange translation effect between periods. Included in fiscal year 2014 results were three large sales in the transportation, government and oil and gas sectors, which in total amounted to over $20 million and were not repeated in fiscal year 2015. Adjusted EBITDA for fiscal year 2015 was $37.8 million, compared with $44.2 million in the prior year, a decrease of 14%. The decline in adjusted EBITDA was primarily driven by lower sales revenue. On a local currency basis, revenues declined by 16% and adjusted EBITDA decreased by 6%.

Balance Sheet and Liquidity Overview

At June 30, 2015, the Company had total debt of $356.7 million and cash and cash equivalents of $3.7 million, compared with $302.9 million and $5.8 million at June 30, 2014, respectively. At June 30, 2015, Royal Wolf had $26.2 million (A$34.2 million) available to borrow under its $134.0 million (A$175.0 million) credit facility and our North America leasing operations had $41.3 million available to borrow under its $232 million credit facility.

During fiscal year 2015, the Company generated cash from operating activities of approximately $38.2 million, as compared to $51.5 million for the prior year.  For fiscal year 2015, the Company invested a net $54.6 million ($42.1 million in North America and $12.5 million in the Asia-Pacific) in the lease fleet, as compared to $65.8 million in net fleet investment ($44.3 million in North America and $21.5 million in the Asia-Pacific) in fiscal year 2014.

Receivables were $47.6 million at June 30, 2015, as compared to $61.5 million at June 30, 2014. Days sales outstanding in receivables were 40 days and 66 days for Asia-Pacific and North American leasing operations, respectively, compared to 43 days and 67 days at June 30, 2014, respectively.

Outlook

Royal Wolf management has stated that adjusted EBITDA for fiscal year 2016 is expected to be comparable to fiscal year 2015. Overall, assuming the Australian dollar averages 0.68 versus the U.S. dollar, which represents a 19% decline from fiscal year 2015, management estimates that consolidated revenues for fiscal year 2016 will be in the range of $255 million to $295 million and that consolidated adjusted EBITDA will be 16% to 26% lower in fiscal year 2016 from fiscal year 2015. This outlook does not take into account the impact of any acquisitions that may occur in fiscal year 2016.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 12063860. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through September 22, 2015 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 12063860.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade under the symbol “RWH” on the Australian Securities Exchange.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. oil and gas or construction industries or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended June 30,
	2014	2015
Revenues
Sales:
Lease inventories and fleet	$32,381	$22,949
Manufactured units	6,692	1,450
	39,073	24,399
Leasing	50,984	40,891
	90,057	65,290

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	23,682	16,430
Manufactured units	5,332	2,101
Direct costs of leasing operations	18,872	17,443
Selling and general expenses	19,514	16,369
Depreciation and amortization	9,087	9,612

Operating income	13,570	3,335

Interest income	15	16
Interest expense	(4,736)	(5,090)
Foreign currency exchange loss and other	(311)	(54)
	(5,032)	(5,128)

Income (loss) before provision for income taxes	8,538	(1,793)

Provision (benefit) for income taxes	3,999	(717)

Net income (loss)	4,539	(1,076)

Preferred stock dividends	(892)	(892)
Noncontrolling interest	(2,831)	(1,125)

Net income (loss) attributable to common stockholders	$816	$(3,093)

Net income (loss) per common share:
Basic	$0.03	$(0.12)
Diluted	0.03	(0.12)

Weighted average shares outstanding:
Basic	25,502,246	25,902,798
Diluted	26,514,634	25,902,798

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended June 30,
	2014	2015
Revenues
Sales:
Lease inventories and fleet	$116,448	$90,275
Manufactured units	19,647	13,981
	136,095	104,256
Leasing	151,010	199,569
	287,105	303,825

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	88,139	64,772
Manufactured units	14,864	10,907
Direct costs of leasing operations	55,078	76,770
Selling and general expenses	62,612	70,602
Depreciation and amortization	26,371	37,731

Operating income	40,041	43,043

Interest income	52	68
Interest expense	(11,952)	(21,096)
Foreign currency exchange loss and other	(1,372)	(273)
	(13,272)	(21,301)

Income before provision for income taxes	26,769	21,742

Provision for income taxes	11,620	8,697

Net income	15,149	13,045

Preferred stock dividends	(3,489)	(3,658)
Noncontrolling interest	(7,756)	(5,912)

Net income attributable to common stockholders	$3,904	$3,475

Net income per common share:
Basic	$0.16	$0.13
Diluted	0.15	0.13

Weighted average shares outstanding:
Basic	24,631,284	25,805,679
Diluted	25,643,565	26,233,144

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2014	June 30, 2015
Assets
Cash and cash equivalents	$5,846	$3,716
Trade and other receivables, net	61,474	47,641
Inventories	27,402	36,875
Prepaid expenses and other	9,919	7,763
Property, plant and equipment, net	30,614	39,452
Lease fleet, net	396,552	410,985
Goodwill	93,166	99,344
Other intangible assets, net	43,516	41,394
Total assets	$668,489	$687,170

Liabilities
Trade payables and accrued liabilities	$53,838	$37,590
Income taxes payable	1,136	1,291
Unearned revenue and advance payments	14,480	13,958
Senior and other debt	302,877	356,733
Deferred tax liabilities	38,273	43,242
Total liabilities	410,604	452,814

Commitments and contingencies	—	—
Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 25,657,257 and 26,008,878 shares issued and outstanding at June 30, 2014 and 2015, respectively	3	3
Additional paid-in capital	128,030	124,288
Accumulated other comprehensive income (loss)	1,915	(12,873)
Accumulated deficit	(11,786)	(4,653)
Total General Finance Corporation stockholders’ equity	158,262	146,865
Equity of noncontrolling interests	99,623	87,491
Total equity	257,885	234,356
Total liabilities and equity	$668,489	$687,170

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our geographic segments (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2014	2015	2014	2015
Net income (loss)	$4,539	$(1,076)	$15,149	$13,045
Add (deduct) —
Provision (benefit) for income taxes	3,999	(717)	11,620	8,697
Foreign currency exchange loss and other	311	54	1,372	273
Interest expense	4,736	5,090	11,952	21,096
Interest income	(15)	(16)	(52)	(68)
Depreciation and amortization	9,279	9,819	27,127	38,571
Share-based compensation expense	535	720	1,938	2,174
Expenses of postponed public equity offering	—	—	—	365
Adjusted EBITDA	$23,384	$13,874	$69,106	$84,153

	Quarter Ended June 30, 2014				Quarter Ended June 30, 2015
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$8,602	$7,215	$2,996	$(2,264)	$5,281	$836	$(1,253)	$(1,740)
Add -
Depreciation and amortization	3,943	5,161	251	1	3,693	6,046	266	1
Share-based compensation expense	258	73	3	201	244	88	30	358
Adjusted EBITDA	$12,803	$12,449	$3,250	$(2,062)	$9,218	$6,970	$(957)	$(1,381)
Intercompany adjustments				$(3,056)				$24
	Year Ended June 30, 2014				Year Ended June 30, 2015
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$27,576	$17,634	$6,079	$(5,605)	$21,390	$26,658	$4,200	$(5,362)
Add -
Depreciation and amortization	15,777	10,584	993	2	15,522	22,651	1,076	2
Share-based compensation expense	858	313	81	686	862	314	114	884
Expenses of postponed public equity offering	--	--	--	--	--	--	--	365
Adjusted EBITDA	$44,211	$28,531	$7,153	$(4,917)	$37,774	$49,623	$5,390	$(4,111)
Intercompany adjustments				$(5,872)				$(4,523)